Exhibit 107

Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
AGNC Investment Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities*
Fees to Be Paid	Equity	Common Stock ($0.01 par value per share)	457(o)	—	—	$1,250,000,000	0.0001476	$184,500
	Total Offering Amounts					$1,250,000,000		$184,500
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$184,500
(1)The registration fee was calculated in accordance with Rules 457(o) and 457(r) under the Securities Act., as amended (the “Securities Act”). Payment of the registration fee for these securities at the time of filing of AGNC Investment Corp.’s registration statement on Form S-3, filed with the Securities and Exchange Commission, on June 11, 2021 (File No. 333-257014) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.